THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

     This Third Amendment to Employment Agreement (the "Third Amendment") dated effective May 1, 1998, is by and among Cinergy Corp., a Delaware corporation ("Cinergy"), Cinergy Services, Inc., a Delaware corporation ("Cinergy Services"), The Cincinnati Gas & Electric Company, an Ohio corporation ("CG&E"), PSI Energy, Inc., an Indiana corporation ("PSI"), and Larry E. Thomas (the "Executive"). Cinergy, Cinergy Services, CG&E, and PSI will sometimes be referred to in this Third Amendment collectively as the "Corporation".

     WHEREAS, the Executive has been employed by the Corporation since October 5, 1967;

     WHEREAS, the Executive has been employed by the Corporation pursuant to an Employment Agreement dated effective as of October 24, 1994 (the "Employment Agreement"), as amended by a First Amendment to Employment Agreement dated effective as of October 24, 1994 (the "First Amendment") and a Second Amendment to Employment Agreement dated effective as of January 29, 1997 (the "Second Amendment");

     WHEREAS, the parties desire to amend the retirement and relocation provisions of the Employment Agreement;

     NOW, THEREFORE, the parties have agreed to enter into this Third Amendment which amends the Employment Agreement, as previously amended, as follows:

1. The substantive provisions of Section 3 (b) are deleted in their entirety and replaced with the following:

          "b. Retirement, Incentive, Welfare Benefit Plans and Other Benefits. During the Employment Period and so long as the Executive is employed by the Corporation, the Executive shall be eligible, and the Corporation shall take


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          such actions as may be necessary or required to cause the Executive to become eligible, to participate in all short-term and long-term incentive, stock option, restricted stock, savings, retirement and welfare plans, practices, policies and programs applicable generally to employees and/or other senior executives of the Corporation who are considered Tier II executives for compensation purposes, including, but not limited to, the Annual Incentive Plan, the 1996 Long-Term Incentive Compensation Plan, the Executive Supplemental Life Insurance Program, the Nonqualified Deferred Incentive Compensation Plan, the Excess 401(k) Plan, the NonUnion Employees' 401(k) Plan, the Non-Union Employees' Pension Plan and the Excess Benefit Plan, or any successors thereto, except with respect to any plan, practice, policy or program to which the Executive has waived his rights in writing.

          With regard to the Executive's retirement benefits, the Executive shall be entitled to a 'Contractual Retirement Supplement' (paid from the Corporation's general assets) which extends to the Executive upon retirement on or after age fifty-five (55) a non-qualified benefit that, when added to the Executive's benefit under the Pension Plan and the Excess Benefit Plan, or any successor thereto, will provide total retirement income equivalent to a full career employee with equal annual earnings. For purposes of the preceding sentence, a 'full career employee' shall mean an employee with thirty-five (35) full years of 'service' under the Pension Plan."

2. The substantive provisions of Section 3 (e) are deleted in their entirety and replaced with the following:

          "e.   Relocation   Benefits.   The  Executive  shall  be  entitled  to
          reimbursement from the Corporation pursuant to the terms of the Corporation's Relocation Program in


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          effect as of the day and year first written  above,  as well as actual expenses for temporary housing until such time as he has moved into a new primary residence in the general area of the Corporation's principal corporate office located in Cincinnati, Ohio. In addition, following termination of the Executive's employment for any reason, the Corporation shall reimburse the Executive for the reasonable costs of relocating from the Cincinnati, Ohio, area to a new primary residence in a manner that is consistent with the Corporation's Relocation Program in effect as of May 1, 1998. The expenses described in this Section shall be 'grossed-up' to provide for adverse tax consequences to the Executive."

3. All other provisions of the Employment Agreement, First Amendment, and Second Amendment remain unchanged by this Third Amendment.

     IN WITNESS WHEREOF, the Executive and the Corporation have caused this Third Amendment to Employment Agreement to be executed effective as of the day and year first above written.

CINERGY CORP., CINERGY SERVICES, INC.,
THE CINCINNATI GAS & ELECTRIC COMPANY,
and PSI ENERGY, INC.



By:  _________________________
       James E. Rogers
       Vice Chairman and
       Chief Executive Officer


         EXECUTIVE



-----------------------------
       Larry E. Thomas

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